BOX ENERGY CORPORATION
               COMPUTATION OF EARNINGS PER SHARE
                          Exhibit 11.1
            (In thousands, except per share amounts)
                                     Three Months Ended June 30,
                                      1996             1995
                                   _____________   _____________
Net income (loss) for primary
 earnings (loss) per share           $    (3,473)    $       838
Interest expense on 8 1/4%
 convertible subordinated notes            1,133           1,133
Income tax effect (assumed to
 be 35%)                                    (397)           (396)
                                    ____________   _____________
Net income (loss) for
 fully-diluted earnings (loss)
 per share                           $    (2,737)         $1,575
                                    =============   =============

Primary earnings (loss) per share    $     (0.17)     $     0.04
                                    =============   =============

Fully-diluted earnings (loss)
 per share                           $     (0.10)     $     0.06
                                    =============  =============

Calculation of weighted average
 shares
    Class A (Voting) Common Stock          3,250           3,250
    Class B (Non-voting) Common
     Stock                                17,553          17,553
    Stock options considered
     common stock equivalents                  0               0
                                    _____________   _____________
     Total shares used for
      primary earnings (loss)
      per share                            20,803         20,803
Contingent shares from remaining
 stock options granted                        604            243
Contingent shares from 8 1/4%
 convertible subordinated notes             5,007          5,007
                                    _____________   _____________
      Total shares used for
       fully-diluted earnings
       (loss) per share                    26,414         26,053
                                    =============   =============

                                       Six Months Ended June 30,
                                        1996           1995
                                    _____________  _____________
Net income (loss) for primary
 earnings (loss) per share           $    (1,056)    $     1,577
Interest expense on 8 1/4%
 convertible subordinated notes            2,266           2,253
Income tax effect (assumed to
 be 35%)                                    (793)           (789)
                                    _____________  _____________
Net income (loss) for
 fully-diluted earnings (loss)
 per share                           $       417     $     3,041
                                    =============  =============

Primary earnings (loss) per share    $     (0.05)    $      0.08
                                    =============  =============

Fully-diluted earnings (loss)
 per share                           $      0.02     $      0.12
                                    =============  =============


Calculation of weighted average
 shares
    Class A (Voting) Common Stock          3,250           3,250
    Class B (Non-voting) Common
     Stock                                17,553          17,553
    Stock options considered common
     stock equivalents                         0               0
                                     _____________  ____________
     Total shares used for primary
      earnings (loss) per share           20,803          20,803
Contingent shares from remaining
 stock options granted                       601             268
Contingent shares from 8 1/4%
 convertible subordinated notes            5,007           5,007
                                     _____________  ____________
     Total shares used for
      fully-diluted earnings
      (loss) per share                    26,411          26,078
                                     =============  ============